Exhibit 99.1

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:
Steven M. Goldschein
516 608-7000

SYSTEMAX REPORTS 2005 RESULTS
RECORD SALES

PORT WASHINGTON, NY, June 28, 2006 — Systemax Inc. (NYSE:SYX), a leading distributor and manufacturer of PC hardware, related computer products and industrial products in North America and Europe, today announced results for the fourth quarter and year ended December 31, 2005.

Net sales for the fourth quarter increased 5.5% to a record $583.0 million compared to $552.4 million in the year-ago quarter. Income from operations increased more than three-fold to $18.5 million from $5.9 million during the fourth quarter of 2004. Richard Leeds, Chairman and Chief Executive Officer said, “I am pleased to report this sharp increase in operating income, which resulted from a combination of increased sales and the positive effects of the cost cutting, streamlining and restructuring actions that we have taken during the last two years.” Net income was $3.4 million or $.09 per diluted share compared to $5.1 million or $.14 per diluted share in the prior year period. Fourth quarter net income in 2005 was adversely affected by an unusually high tax rate which resulted from the write-off of approximately $10 million, or $.27 per diluted share, of deferred tax assets related to carryforward losses and other timing differences in the United Kingdom.

For the year ended December 31, 2005, net sales increased 9.7% to a record $2.116 billion compared to $1.928 billion in the prior year. Income from operations increased to $34.8 million from $19.0 million last year. Net income for 2005 increased 12.3% to $11.4 million or $.31 per diluted share from $10.2 million or $.29 per diluted share last year. Net income in 2005 was adversely affected by an unusually high tax rate which resulted from the write-off in the fourth quarter of a reserve of approximately $10 million, or $.27 per diluted share, of deferred tax assets related to carryforward losses and other timing differences in the United Kingdom.

Gilbert Fiorentino, CEO of Tiger Direct, commented that the Company remains focused on controlling its costs and completing the streamlining that began two years ago. “We believe that we have taken the correct steps in Europe and have begun to see improved performance in all the markets we serve. Sales in North America climbed 15.3% this year and our sharply increased operating income was enhanced by Tiger Direct’s continued strong growth in internet sales, principally to the consumer sector,” added Mr. Fiorentino.

Steven Goldschein, Chief Financial Officer, commented that the Company’s balance sheet continued to be very strong. Cash and short-term investments increased to $70.9 million at the end of the year compared to $36.3 million a year ago. He added,” We have concentrated on managing inventory levels and have successfully been able to increase sales without increasing inventory.”

Mr. Goldschein noted that the Company’s reporting of its 2005 results was delayed as a result of a change at year end of its independent registered public accounting firm and delays caused by last year’s restatements. He added, “We are now working diligently to prepare our financial statements for the first and second quarters of 2006. We currently anticipate first quarter results will be released on or about August 7, 2006.

Systemax Inc. (www.systemax.com) utilizes an integrated system of branded e-commerce web sites, direct mail catalogs and relationship marketers to sell PC hardware, related computer products and industrial products in North America and Europe. Systemax is a Fortune 1000 company.

SYSTEMAX INC.
Condensed Consolidated Statements of
Operations (In thousands, except per
common share amounts)

	Year Ended Dec. 31, 2005	Year Ended Dec. 31, 2004	Quarter Ended Dec. 31, 2005	Quarter Ended Dec. 31, 2004
Net sales	$2,115,518	$1,928,147	$582,966	$552,389
Cost of sales	1,808,231	1,641,681	497,299	481,139

Gross profit	307,287	286,466	85,667	71,250
Selling, general
& administrative expenses	268,327	260,111	66,521	64,019
Restructuring and other charges	4,151	7,356	657	1,315

Income from operations	34,809	18,999	18,489	5,916
Interest and other expense, net	1,935	2,443	(417)	655

Income before provision for income taxes	32,874	16,556	18,906	5,261
Provision for income taxes	21,433	6,368	15,500	158

Net income	$11,441	$10,188	$3,406	$5,103

Net income per common share:
Basic	$.33	$.30	$.10	$.15

Diluted	$.31	$.29	$.09	$.14

	Quarter 1* 2005	Quarter 2* 2005	Quarter 3* 2005
Net sales	$537,908	$506,142	$488,502
Cost of sales	458,133	434,777	418,022

Gross profit	79,775	71,365	70,480
Selling, general
& administrative expenses	72,643	67,138	62,025
Restructuring and other charges	1,975	1,077	442

Income from operations	5,157	3,150	8,013
Interest and other (income) expense, net	571	505	1,276

Income before provision for income taxes	4,586	2,645	6,737
Provision for income taxes	1,948	1,123	2,862

Net income	$2,638	$1,522	$3,875

Net income per common share:
Basic	$.08	$.04	$.11

Diluted	$.07	$.04	$.11

*	Reflects certain changes from results previously disclosed.

SYSTEMAX INC.
Condensed Consolidated Balance Sheet
(In thousands)

ASSETS	December 31, 2005
CURRENT ASSETS:
Cash, and cash equivalents	$70,925
Accounts receivable, net	143,001
Inventories, net	189,502
Prepaid expenses and other current assets	18,477
Deferred tax assets - current	9,227

Total current assets	431,132
PROPERT, PLANT AND EQUIPMENT, net	57,259
DEFERRED TAX ASSETS - NON CURRENT	14,100
OTHER ASSETS	2,053

TOTAL ASSETS	$504,544

LIABILITIES AND SHAREHOLDERS' EQUITY:
CURRENT LIABILITIES:
Current portion of long-term debt and notes payable to bank	$ 26,773
Accounts payable	171,667
Accrued expenses and other current liabilities	62,888

Total current liabilities	261,328

LONG-TERM DEBT	8,028

OTHER NON-CURRENT LIABILITIES	2,346

SHAREHOLDERS' EQUITY:
Common stock	382
Treasury stock	(40,772)
Additional paid-in capital	177,574
Retained earnings	98,927
Accumulated other comprehensive income	893
Unearned restricted stock compensation	(4,162)

Total shareholders' equity	232,842

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$504,544

Forward-Looking Statements

This press release contains forward-looking statements about the Company’s performance. These statements are based on management’s estimates, assumptions and projections and are not guarantees of future performance. The Company assumes no obligation to update these statements. Actual results may differ materially from results expressed or implied in these statements as the result of risks, uncertainties and other factors including, but not limited to: (a) unanticipated variations in sales volume, (b) economic conditions and exchange rates, (c) actions by competitors, (d) the continuation of key vendor relationships, (e) the ability to maintain satisfactory loan agreements with lenders, (f) risks associated with the delivery of merchandise to customers utilizing common carriers, (g) the operation of the Company’s management information systems, and (h) unanticipated legal and administrative proceedings. Please refer to the Forward Looking Statements section contained in Item 7 of the Company’s Form 10-K for a more detailed explanation of the inherent limitations in such forward-looking statements.

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